FORM 15
[Adopted in Release No. 34-20784 (Paragraph 83, 508). March 22, 1984, effective March 30, 1984, 49 F.R., 12688.]

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549
                      ----------------------------------

                                  FORM 15

Certification and Notice of Termination of Registration under Section 12 (g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15 (d) of the Securities Exchange Act of 1934.

                         Commission File Number: 3331778



             Historic Preservation Properties 1990 L.P. Tax Credit Fund
            -----------------------------------------------------------
            (Exact name of registrant as specified in its charter)


45 Broad Street, Boston, Massachusetts  02109                (617) 338-6900
(Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)


                     Units of Limited Partnership Interest
            (Title of each class of securities covered by this Form)

                                  None
(Titles of all other classes of securities for which a duty fo file reports under section 13 (a) or 15 (d) remains)

Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)  (1)  (i)    [ x ]        Rule 12h-3(b)  (1)  (ii)  [   ]
Rule 12g-4(a)  (1)  (ii)   [   ]        Rule 12h-3(b)  (2)  (i)   [   ]
Rule 12g-r(a)  (2)  (i)    [   ]        Rule 12h-3 (b) (2)  (ii)  [   ]
Rule 12g-r(a)  (2)  (ii)   [   ]        Rule 15d-6                [   ]
Rule 12h-3 (b) (1)  (i)    [ x ]

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, Historic Preservation Properties 1990 L.P. Tax Credit Fund has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                         HISTORIC PRESERVATION PROPERTIES 1990 L.P.
                         TAX CREDIT FUND

                         By:      BOSTON HISTORIC PARTNERS II LIMITED
                                  PARTNERSHIP, GENERAL PARTNER

                                  By: BHP II ADVISORS LIMITED PARTNERSHIP

                                      By: PORTFOLIO ADVISORY SERVICES II, INC.

                                          By: /s/ Terrence P. Sullivan
                                              Terrence P. Sullivan,
                                              President

                                          and

                                          By: /s/ Terrence P. Sullivan
                                              Terrence P. Sullivan,
                                              General Partner